First National Announces Carolina National Shareholder Election Results

SPARTANBURG, S.C., March 28 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. ("First National") (Nasdaq: FNSC), bank holding company for First National Bank of the South, announced the merger consideration elections by Carolina National Corporation ("Carolina National") shareholders.

Jerry L. Calvert, First National's President & CEO, said, "We are pleased to complete this portion of the Carolina National merger. We welcome the new Carolina National shareholders into the First National family and will continue striving to add value to First National's shares for all of our shareholders."

The election results are as follows, on a base of 2,593,023 shares of Carolina National common stock shares outstanding as of January 31, 2008:

      -- 1,965,311, or 75.79%, of the shares outstanding elected to receive cash.

      -- 393,032, or 15.16%, of the shares outstanding elected to receive stock.

      -- 234,680, or 9.05%, of the shares outstanding did not make a timely or valid election.

The election results were tabulated by Carolina National's transfer agent, Registrar and Transfer Company, of Cranford, New Jersey.

In accordance with the terms of the merger agreement dated August 26, 2007, and to balance the total consideration at 70% stock and 30% cash, all Carolina National shareholders that did not make a timely or valid election will receive all stock. Shareholders electing stock will receive all stock, and those electing cash will receive approximately 39.58% of their election in cash and the remainder in First National common stock. A total of 2,663,673 shares of First National common stock will be issued. Carolina National shareholders will receive cash at the rate of $12.85 per share in lieu of fractional shares of First National common stock that the shareholder would otherwise be entitled to receive. The cash and stock distributions will be mailed to former Carolina National shareholders on or about March 28, 2008.

Shareholder elections were due by February 29, 2008, pursuant to the previously announced merger of First National and Carolina National, which became effective on January 31, 2008. The exchange was structured to be a total of 70% stock and 30% cash. Each Carolina National shareholder could have elected to receive
1.4678 shares of First National common stock for each share of Carolina National common stock; $21.65 per share in cash or a combination of 70% stock (1.02746 shares of First National common stock) and 30% cash ($6.495 per share), subject to certain limitations.


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COMPANY HIGHLIGHTS

First National Bancshares, Inc. is an $805-million asset bank holding company based in Spartanburg, South Carolina. Its common stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South. As of January 31, 2008, it acquired 100% of the outstanding stock of Carolina National Bank and Trust Company in a merger with Carolina National Corporation.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers. The banking division operates 11 full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and eight operating as First National Bank of the South in Columbia, Charleston, Mount Pleasant, Greenville and Greer. First National has also received approval from the Office of the Comptroller of the Currency ("OCC") to open its thirteenth full-service branch and York County market headquarters in the Fort Mill/Tega Cay community. The OCC has also approved the opening of a fifth Columbia-market full-service branch, which is currently under construction in Lexington, South Carolina. First National also operates a loan production office in Rock Hill, South Carolina.

First National Bank's wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office in Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to changes in worldwide and U.S. economic conditions, a downturn in economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses, uncertainties associated with the acquisition of Carolina National Corporation, the integration of operations and the cost of combining the banks, whether the transaction will be accretive to First National's shareholders, business disruption following the merger including adverse effects on employees, the quality of Carolina National's assets that First National will acquire, the ability of First National to retain customers of Carolina National following the merger, acceptance of First National's products and services in the Columbia market, changes in worldwide and U.S. economic conditions, a downturn in the economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National's and Carolina National's filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation that the future events, plans, or expectations contemplated by either company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.